[LOGO]  FIDELITY            1009 Perry Highway o Pittsburgh, Pennsylvania  15237
        Bancorp, Inc.                  Telephone 412/367-3300 o Fax 412/364-6504
--------------------------------------------------------------------------------
                       PRESS RELEASE

RELEASE DATE                               CONTACT

January 19, 2005                           Mr. Richard G. Spencer
                                           President and Chief Executive Officer
                                           (412) 367-3300
                                           E-mail:rspencer@fidelitybank-pa.com


                             FIDELITY BANCORP, INC.
                        ANNOUNCES FIRST QUARTER EARNINGS
                                 FOR FISCAL 2005
                             AND QUARTERLY DIVIDEND

PITTSBURGH, PA, January 19, 2005 -- Fidelity Bancorp, Inc. (the "Company") the holding company for Fidelity Bank, PaSB of Pittsburgh, Pennsylvania (NASDAQ:
FSBI) today announced first quarter earnings for the three-month period ended December 31, 2004. Net income for the period was $1.00 million or $.36 per share (diluted), as compared to net income of $852,000 or $.30 per share (diluted) in the prior year quarter.

The Company's net interest income before provision for loan losses increased $416,000 or 13.7% to $3.46 million for the quarter ended December 31, 2004, compared to $3.04 million in the prior year period.

The provision for loan losses increased to $175,000 for the quarter ended December 31, 2004, compared to $50,000 in the prior year quarter. The increase primarily results from the write-off of commercial business loans of approximately $172,000 during the current quarter. Similar losses were not incurred in the prior year period. Non-performing loans and foreclosed real estate were .78% of total assets at December 31, 2004, and the allowance for loan losses was 67.2% of non-performing loans at that date.

Other income decreased $28,000 or 3.2% to $841,000 for the quarter ended December 31, 2004, compared to $869,000 in the prior year. The decrease primarily relates to decreased gains on the sale of investment securities and loans of $7,000 and $12,000, respectively, as well as decreased other operating income of $10,000.

Operating expenses for the first quarter of fiscal 2005 were $2.88 million, an increase of $89,000 or 3.2% over the prior year period. The operating expense increase primarily relates to increased

[LOGO] FIDELITY                                        PRESS RELEASE (Continued)
       Bancorp, Inc.


compensation and benefits expense of $58,000, increased occupancy and equipment expense of $24,000 and increased net loss on real estate owned of $17,000.

Provision for income taxes was $241,000 for the current quarter compared to $220,000 in the prior year, relatively unchanged. The increase is primarily attributed to higher pre-tax income, partially offset by a lower effective tax rate.

Annualized return on average equity (ROE) for the first quarter this year was 9.81%, as compared to 8.51% in the prior year. Annualized return on assets (ROA) was .63% for the current quarter versus .55% in the prior year period.

Total assets were $646.7 million at December 31, 2004, an increase of $19.0 million or 3.0% compared to September 30, 2004, and an increase of $19.1 million or 3.0% compared to December 31, 2003. Net loans outstanding increased $7.4 million or 2.5% to $297.8 million at December 31, 2004 as compared to September 30, 2004, and increased $27.1 million or 10.0% as compared to December 31, 2003. Deposits decreased $1.3 million to $358.5 million at December 31, 2004 as compared to September 30, 2004, and decreased $8.7 million as compared to December 31, 2003. Short-term borrowings increased $14.6 million to $78.7 million at December 31, 2004 as compared to September 30, 2004, and increased $22.3 million as compared to December 31, 2003. Long-term debt increased $4.9 million at December 31, 2004 as compared to September 30, 2004, and increased $4.6 million as compared to December 31, 2003. Stockholders' equity was $41.6 million at December 31, 2004, compared to $42.1 million at September 30, 2004 and $40.7 million at December 31, 2003.



QUARTERLY DIVIDEND
------------------

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.12 per share on the Company's common stock. The dividend is payable February 28, 2005 to stockholders of record February 15, 2005. This represents the 66th uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.
                                                  --------------------------

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.


Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

[LOGO] FIDELITY                                        PRESS RELEASE (Continued)
       Bancorp, Inc.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statements for the Three Months Ended
December 31, 2004 and 2003 - Unaudited
(In thousands, except per share data)
                                                        Three Months Ended
                                                        ------------------
                                                          December 31,
                                                          ------------
                                                   2004              2003
                                                   ----              ----

Interest income:
   Loans                                        $ 4,442           $ 4,331
   Mortgage-backed securities                     1,351               926
   Investment securities                          1,814             1,923
   Deposits with other institutions                   1                 1
                                                -------           -------
      Total interest income                       7,608             7,181
                                                -------           -------

Interest expense:
   Deposits                                       1,843             2,041
   Borrowed funds                                 2,164             1,978
   Subordinated debt                                145               122
                                                -------           -------
      Total interest expense                      4,152             4,141
                                                -------           -------

Net interest income before provision
   for loan losses                                3,456             3,040
Provision for loan losses                           175                50
                                                -------           -------

Net interest income after provision
   for loan losses                                3,281             2,990
                                                -------           -------

Other income:
   Loan service charges and fees                     97                97
   Gain on sale of investment
      and mortgage-backed securities                 82                89
   Gain on sale of loans                              5                17
   Deposit service charges and fees                 356               355
   Other operating income                           301               311
                                                -------           -------
      Total other income                            841               869
                                                -------           -------

Operating expenses:
   Compensation and benefits                      1,823             1,765
   Office occupancy and equipment                   257               233
   Depreciation and amortization                    186               197
   Federal insurance premiums                        13                14
   Loss on real estate owned, net                    19                 2
   Intangible amortization                           13                14
   Other operating expenses                         565               562
                                                -------           -------
      Total operating expenses                    2,876             2,787
                                                -------           -------


Income before income tax provision                1,246             1,072
Income tax provision                                241               220
                                                -------           -------
Net income                                      $ 1,005           $   852
                                                =======           =======
Basic earnings per share                        $  0.38           $  0.32
                                                =======           =======

Diluted earnings per share                      $  0.36           $  0.30
                                                =======           =======

[LOGO] FIDELITY                                        PRESS RELEASE (Continued)
       Bancorp, Inc.


Balance Sheets - Unaudited
(In thousands, except share data)

                                                                December 31, 2004   September 30, 2004   December 31, 2003
                                                                -----------------   ------------------   -----------------

Assets:
   Cash and due from depository institutions                     $  8,125                 $  8,212                $  8,927
   Interest-earning demand deposits                                   320                      619                   2,442
   Securities available-for-sale                                  190,152                  186,112                 191,500
   Securities held-to-maturity                                    117,012                  109,334                 121,961
   Loans receivable, net                                          297,766                  290,389                 270,678
   Loans held-for-sale                                                  -                      116                      70
   Foreclosed real estate, net                                      1,267                    1,517                     672
   Federal Home Loan Bank stock, at cost                           11,942                   11,156                  10,569
   Accrued interest receivable                                      3,192                    3,081                   3,395
   Office premises and equipment                                    5,123                    5,210                   5,654
   Other assets                                                    11,785                   11,981                  11,735
                                                                 --------                 --------                --------
      Total assets                                               $646,684                 $627,727                $627,603
                                                                 ========                 ========                ========
Liabilities and Stockholders' Equity:
Liabilities:
   Deposits                                                      $358,474                 $359,772                $367,138
   Short-term borrowings                                           78,657                   64,106                  56,383
   Subordinated debt                                               10,310                   10,310                  10,310
   Securities sold under agreement to repurchase                    5,569                    5,118                   5,035
   Advance payments by borrowers for taxes
      and insurance                                                 2,225                    1,129                   2,382
   Other liabilities                                                2,692                    2,908                   3,042
   Long-term debt                                                 147,206                  142,307                 142,608
                                                                 --------                 --------                --------
      Total liabilities                                           605,133                  585,650                 586,898
                                                                 --------                 --------                --------
Stockholders' equity:
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 3,177,660,
       3,153,617, and 2,821,600 shares issued                          32                       32                      28
   Treasury stock, 534,505, 480,295, and 386,492 shares            (9,808)                  (8,543)                 (7,315)
   Additional paid-in capital                                      36,140                   35,798                  29,126
   Retained earnings                                               14,279                   13,595                  16,949
   Accumulated other comprehensive income,
      net of tax                                                      908                    1,195                   1,917
                                                                 --------                 --------                --------
      Total stockholders' equity                                   41,551                   42,077                  40,705
                                                                 --------                 --------                --------
      Total liabilities and stockholders' equity                 $646,684                 $627,727                $627,603
                                                                 ========                 ========                ========

[LOGO] FIDELITY                                        PRESS RELEASE (Continued)
       Bancorp, Inc.


Other Data:

                                                         At or For the Three Month Period Ended

                                                                       December 31,
                                                                       ------------

                                                                   2004        2003
                                                                   ----        ----

Annualized return on average assets                               0.63%       0.55%
Annualized return on average equity                               9.81%       8.51%
Equity to assets                                                  6.43%       6.49%
Interest rate spread (tax equivalent)                             2.34%       2.18%
Net interest margin (tax equivalent)                              2.39%       2.24%
Non-interest expense to average assets                            1.79%       1.79%
Loan loss allowance to net loans                                  0.86%       1.15%
Non-performing loans and foreclosed real
  estate to total assets at end-of-period                         0.78%       0.56%



                                            #  #  #